Exhibit 99.1
Contact:	Frank Guidone, CEO (757) 766-4400 Boutcher & Boutcher Investor Relations Aimee Boutcher or Daniel Boutcher (973) 239-2878

FOR IMMEDIATE RELEASE

Measurement Specialties Closes on Acquisition of ATEX, Motorsport Sensor Specialist

Hampton, Virginia, January 20, 2006 - Measurement Specialties, Inc. (NASDAQ: MEAS), a designer and manufacturer of sensors and sensor-based systems, announced today that the acquisition of ATEX, a sensor company based outside of Paris, France, closed yesterday under terms announced December 5, 2005. All outstanding shares of ATEX stock were acquired for 2.7 million euro. As part of the transaction, Measurement Specialties acquired approximately 0.5 million euro cash on the balance sheet. The owners also have potential for up to an additional 1.6 million euro in an earn out tied to three-year growth objectives.

Founded in 2000, ATEX specializes in providing vibration sensors to the Formula One racing market. For calendar 2005, ATEX had annual revenues of approximately 1.5 million euro, with customers predominantly in Europe.

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About Measurement Specialties. Measurement Specialties, Inc. designs and manufactures sensors and sensor-based systems.  The Company produces a wide variety of sensors and transducers to measure precise ranges of physical characteristics such as pressure, force, vibration, position, humidity and photo optics. Measurement Specialties uses multiple advanced technologies - including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges - to engineer sensors that operate precisely and cost effectively.

Company Contact: Frank Guidone, CEO, (757) 766-4400
Investor Contact: Aimee Boutcher or Daniel Boutcher, (973) 239-2878